UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-2

Tax-Free Fixed Income Fund V for Puerto Rico Residents, Inc.

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee amount computed on table in exhibit as required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Tax-Free Fixed Income Fund V for Puerto Rico Residents, Inc.

250 Muñoz Rivera Avenue

American International Plaza, Tenth Floor

San Juan, Puerto Rico 00918

On June 29, 2026, Tax-Free Fixed Income Fund V for Puerto Rico Residents, Inc. (the “Fund”) filed a preliminary proxy statement on Schedule 14A (the “Preliminary Proxy Statement”) with respect to the 2026 Annual Meeting of Shareholders of the Fund (the “2026 Annual Meeting”). The 2026 Annual Meeting was scheduled to be held on July 30, 2026, at 11:30 a.m. Atlantic Standard Time (11:30 a.m. Eastern Daylight Time). On June 30, 2026, the Fund received a notice from Ocean Capital stating its intent to nominate four director candidates and submit one proposal at the 2026 Annual Meeting. In order to provide adequate time for the Board to consider and respond to such notice, and communicate with shareholders with respect to such matters, the 2026 Annual Meeting has been postponed to a date to be disclosed.

Important Information

The Fund intends to file a proxy statement on Schedule 14A, an accompanying WHITE proxy card, and other relevant documents with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies from the Fund’s shareholders for the Fund’s 2026 Annual Meeting of Shareholders. THE FUND’S SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE ACCOMPANYING WHITE PROXY CARD, AND ANY OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the definitive proxy statement, an accompanying WHITE proxy card, any amendments or supplements to the proxy statement, and other documents that the Fund files with the SEC at no charge from the SEC’s website at www.sec.gov. Copies will also be available at no charge from the Fund upon request from the Secretary of the Fund. The Fund and its directors and director nominees (Gabriel Pagán Pedrero, Carlos Nido, Luis M. Pellot, Jorge I. Vallejo, Carlos V. Ubiñas, Agustín Cabrer, and Clotilde Pérez) are deemed to be “participants” (as defined in Schedule 14A under the Exchange Act of 1934, as amended) in the solicitation of proxies from the Fund’s shareholders in connection with the matters to be considered at the Fund’s 2026 Annual Meeting of Shareholders. Information regarding the names of the Fund’s directors and executive officers and certain other individuals and their respective interests in the Fund, by security holdings or otherwise, is set forth in the Preliminary Proxy Statement.